Exhibit 99.1

New Media Announces Solid Fourth Quarter & Full Year 2016 Results and Dividend of $0.35 per Common Share

NEW YORK, N.Y. February 21, 2017 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the fourth quarter and full year ended December 25, 2016.

Fourth Quarter 2016 Financial Summary

•	New Media declares a cash dividend of $0.35 per common share for the fourth quarter of 2016

•	Total revenues of $333.6 million were flat to prior year, and decreased 0.6% on a same store basis

•	Digital revenue of $32.4 million, increased 9.6% to prior year on a same store basis

•	Operating income of $27.0 million

•	Net income of $14.5 million

•	As Adjusted EBITDA of $49.7 million*

•	Free cash flow of $38.8 million*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $212.2 million

Full Year 2016 Financial Summary

•	Total revenues of $1,255.4 million, which were up 5.0% to prior year and decreased 2.5% to prior year on a same store basis

•	Digital revenue of $123.9 million, an increase of 9.1% on a same store basis

•	Operating income of $61.4 million

•	Net income of $31.6 million

•	As Adjusted EBITDA of $155.8 million*

•	Free cash flow of $113.4 million*

Fourth Quarter 2016 & Subsequent Business Highlights

•	Announced and closed the acquisition of Harris Enterprises for $20.4 million, at the midpoint of our stated acquisition range of 3.5x-4.5x LTM As Adjusted EBITDA

•	Propel Business Services (“Propel”), our small and medium business solutions platform, achieved another record quarter and year with $15.8 million and $53.0 million in revenue respectively, a 66.9% increase for the quarter and a 69.1% increase for the full year

•	Completed an equity offering, raising $135 million net proceeds, improving liquidity and better positioning the company to execute on its acquisition strategy

•	Announced and closed the acquisition of the Ohio-based publishing division of the Wooster Republican Printing Company for $21.2 million, at the midpoint of our stated acquisition range of 3.5x-4.5x LTM As Adjusted EBITDA

•	Implemented a cost reduction program in early first quarter 2017 that is expected to reduce expenses over $3 million in first quarter 2017, and over $27 million for full year 2017

•	Encouraging revenue trends and initiatives that give New Media confidence heading into 2017:

•	Propel revenue growth, off a larger base, accelerated through the second half of 2016

•	Fifty digital only sales representatives to be hired to further improve our digital revenue growth trends

•	Implemented targeted circulation price increase initiatives across the country that we believe will lead to modest circulation revenue increases in 2017

•	New Media’s events business seeing growth acceleration across our top 25 markets, hosting 120 events in 2016 and expecting 240 events in 2017. We believe this division will generate approximately $15 million in revenues in 2017.

•	BridgeTower Media, our business publications platform, has grown to become a $75 million division and we anticipate same store revenue growth in 2017, without the benefit of tuck-ins

Summary of Fourth Quarter and Full Year 2016 Results

($ in million, except per share)
GAAP Reporting	Q4 2016	FY 2016
Revenues	$333.6	$1,255.4
Operating income	$27.0	$61.4
Net income	$14.5	$31.6

Non-GAAP Reporting*	Q4 2016	FY 2016
As Adjusted EBITDA	$49.7	$155.8
Free cash flow	$38.8	$113.4

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, New Media President and Chief Executive Officer, commented, “During the quarter, we successfully closed our previously-announced acquisitions of the Columbia Daily Tribune and Rochester Business Journal, and announced and closed the acquisition of Harris Enterprises for $20.4 million. The Harris papers are a great complement to our footprint in Kansas and Iowa and have been serving their communities with quality local news and information for over a century. We were also pleased to recently announce and close our first deal for 2017, the acquisition of the publishing division of the Wooster Republican Printing Company for $21.2 million. This Ohio based group is a great strategic fit with our existing Ohio cluster. With this acquisition, we have now completed over $735 million of transactions since inception, completing eight transactions in 2016, the highest number of acquisitions we have done in any single year. With over $200 million in liquidity, New Media is well positioned to take advantage of more great acquisition opportunities at attractive valuations in 2017.

“Along with much of the industry, New Media’s fourth quarter results were impacted by increased headwinds across our traditional print products as our brick and mortar retail customers experienced a challenged holiday season, and some of our southeast properties felt the impact of Hurricane Matthew. The further decline in traditional print we experienced in fourth quarter has only reinforced the importance and speed with which we need to execute our stated strategy to diversify our revenue streams away from traditional print media. We continue to be very optimistic about our ability to grow our new revenue streams and we are particularly encouraged by our growth trends in Propel Business Services, GateHouse Live, our events division, and BridgeTower Media, our business publications division.

“Propel continues to be a strong growth driver for us, finishing the quarter with $15.8 million in revenue, and the year with $53.0 million, a 69.1% increase over fiscal year 2015. We were thrilled to see revenue growth accelerate in this division, and off a larger base, through the second half of 2016, setting us up for meaningful growth in 2017. In an effort to further bolster our Propel and digital sales growth, we announced in the fourth quarter our plans to double our digital only staff by hiring over fifty new sales representatives within our markets in 2017. These additional sales representatives are intended to help scale our platform, increasing the penetration of Propel in our local markets, and contribute to offsetting our traditional print advertising topline revenue declines by the end of the year.

“Another strong growth area for us is our events division, GateHouse Live, which held 120 events in 2016 and is expected to double the number of events in 2017. GateHouse Live specializes in delivering world-class events for the media industry and the communities they serve. We only started this division in 2015 and we have seen significant growth in the number of events we are hosting, with a high demand from our communities for more. One of the most popular events is our ‘Best of Preps’, which celebrates the top athletes in the community and will be hosted in over 20 markets this year. We expect GateHouse Live to generate approximately $15 million in revenue this year, doubling 2016 revenue.

“We are very encouraged to be able to continue to execute on our strategy of acquiring strong local media assets, within our valuation range, and supporting internal investment to create organic growth for our assets. We also expect to continue to return a substantial portion of our cash flow to shareholders in the form of a quarterly dividend. With the growth we continue to see from circulation revenue, Propel, GateHouse Live, and BridgeTower Media, combined with our strong pipeline for acquisitions, we are confident in our ability to deliver solid returns for shareholders in 2017.”

Fourth Quarter 2016 Financial Results

New Media recorded total revenues of $333.6 million for the quarter, flat to the prior year, and a decrease of 0.6% on a same store basis. This was the sixth consecutive quarter of improving same store trends. Traditional Print Advertising decreased 8.3% on a same store basis, which reflects the challenges the brick and mortar retail sector is currently facing, leading major retailers to decrease their volume of print ads and inserts, as well as closing stores across the country.

Digital continues to be a strong revenue category and increased 9.6% on a same store basis to $32.4 million. Propel generated $15.8 million in revenue, an increase of 66.9% to the prior year and now comprises 48.7% of total digital revenue.

Circulation revenue increased 2.8% on a same store basis, driven by targeted promotions and systematic price increases to result in incremental revenue. Commercial Print, Distribution and Events revenue increased 22.0% to the prior year, on a same store basis. Our fast growing Events business is included in this category and is a major contributor to the strong growth.

The company continues to find ways to operate more efficiently and to reduce expenses where possible, in order to offset the declining traditional print revenues. The company recently implemented a plan intended to achieve over $27 million of cost reductions that will be recognized in 2017. We will also continue to realize synergies from our latest acquisitions to drive lower expenses for the total Company while simultaneously investing in our growth initiatives, which we believe will lead to improved revenue trends.

Operating income was $27.0 million and Net income was $14.5 million.

As Adjusted EBITDA and free cash flow were $49.7 million and $38.8 million, respectively.

Fourth Quarter 2016 Dividend

New Media’s Board of Directors declared a fourth quarter 2016 cash dividend of $0.35 per share of common stock. The dividend is payable on March 16, 2017 to shareholders of record as of the close of business on March 8, 2017.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Full Year 2016 Financial Results

New Media recorded revenues of $1,255.4 million in 2016, which represents an increase of 5.0% when compared to the prior year, and a decrease of 2.5% on a same store basis.

Total Print Advertising decreased 2.3% from fiscal 2015 on a reported basis to $600.0 million. Digital revenue continued to be strong with revenue of $123.9 million for the year, increasing 9.1% on a same store basis. Propel contributed $53.0 million to Digital revenue, an increase of 69.1% to the prior year. Circulation revenue, our largest individual revenue category, saw revenue of $421.5 million in 2016 and importantly increased 2.5% to the prior year on a same store basis.

Operating income ended the year at $61.4 million and Net income at $31.6 million.

As Adjusted EBITDA and free cash flow were $155.8 million and $113.4 million for the year, respectively.

New Media’s 2016 dividends will not be treated as taxable dividends, as they are returns of capital.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Tuesday, February 21, 2017 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Tuesday, March 7, 2017 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “56272363.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing and businesses services. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of December 25, 2016, the Company operates in over 535 markets across 36 states. New Media’s portfolio of products, as of December 25, 2016, include over 600 community publications and over 535 websites, serve more than 220,000 business advertising accounts, and reaches over 20 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store Results

Same store results take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and not considered material.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and free cash flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and free cash flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding pursuing and completing future acquisitions and strategic opportunities, the timing and availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, expected revenue trends, including expectations for revenue growth, and our ability to continue to grow our dividend and deliver shareholder returns, growing our digital business and revenues, growing our events business and revenues, the diversification of our revenue streams away from traditional print media, our ability to leverage our scale to lower expenses, our ability to grow circulation revenue through targeted price increase initiatives, and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 25, 2016	December 27, 2015
Assets
Current assets:
Cash and cash equivalents	$172,246	$146,638
Restricted cash	3,406	6,967
Accounts receivable, net of allowance for doubtful accounts of $5,478 and $4,479 at December 25, 2016 and December 27, 2015, respectively	138,115	136,249
Inventory	18,167	15,744
Prepaid expenses	18,720	14,549
Other current assets	19,694	11,763

Total current assets	370,348	331,910
Property, plant, and equipment, net of accumulated depreciation of $130,839 and $85,038 at December 25, 2016 and December 27, 2015, respectively	381,319	384,824
Goodwill	227,954	171,119
Intangible assets, net of accumulated amortization of $43,632 and $23,122 at December 25, 2016 and December 27, 2015, respectively	351,477	303,575
Other assets	4,932	5,692

Total assets	$1,336,030	$1,197,120

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$14,387	$3,509
Accounts payable	20,129	9,571
Accrued expenses	83,365	100,173
Deferred revenue	77,987	62,294

Total current liabilities	195,868	175,547
Long-term liabilities:
Long-term debt	338,860	350,266
Long-term liabilities, less current portion	12,597	9,192
Deferred income taxes	7,786	3,988
Pension and other postretirement benefit obligations	25,946	11,054

Total liabilities	581,057	550,047

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at December 25, 2016 and December 27, 2015; 53,543,226 and 44,710,497 issued at December 25, 2016 and December 27, 2015, respectively	531	445
Additional paid-in capital	742,543	605,033
Accumulated other comprehensive loss	(3,977)	(3,158)
Retained earnings	16,293	44,753
Treasury stock, at cost, 46,438 and 0 shares at December 25, 2016 and December 27, 2015, respectively	(417)	—

Total stockholders’ equity	754,973	647,073

Total liabilities and stockholders’ equity	$1,336,030	$1,197,120

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Operations

and Comprehensive Income

(In thousands, except per share data)

	Three months ended December 25, 2016	Three months ended December 27, 2015	Twelve months ended December 25, 2016	Twelve months ended December 27, 2015
Revenues:
Advertising	$182,426	$196,592	$684,900	$696,696
Circulation	108,833	105,007	421,497	378,263
Commercial printing and other	42,325	32,050	148,959	120,856

Total revenues	333,584	333,649	1,255,356	1,195,815
Operating costs and expenses:
Operating costs	179,329	179,725	699,312	656,555
Selling, general, and administrative	108,818	117,621	414,983	406,282
Depreciation and amortization	17,410	16,451	67,774	67,752
Integration and reorganization costs	820	2,832	8,352	8,052
Loss (gain) on sale or disposal of assets	239	(54,458)	3,564	(51,051)
Mastheads impairment	—	4,800	—	4,800

Operating income	26,968	66,678	61,371	103,425
Interest expense	7,366	7,622	29,635	32,057
Other expense	2,731	359	2,414	350

Income before income taxes	16,871	58,697	29,322	71,018
Income tax expense (benefit)	2,375	2,321	(2,319)	3,404

Net income	14,496	56,376	31,641	67,614

Income per share:
Basic:
Net income	$0.31	$1.27	$0.70	$1.54
Diluted:
Net income	$0.31	$1.26	$0.70	$1.53

Dividends declared per share	$0.35	$0.33	$1.34	$1.29

Comprehensive income	$13,616	$57,617	$30,822	$68,925

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Twelve months ended December 25, 2016	Twelve months ended December 27, 2015
Cash flows from operating activities:
Net income	$31,641	$67,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,774	67,752
Non-cash compensation expense	2,442	1,319
Non-cash interest expense	2,786	2,784
Deferred income taxes	(2,862)	1,167
Loss (gain) on sale or disposal of assets	3,564	(51,051)
Pension and other postretirement benefit obligations	(2,276)	(1,002)
Mastheads impairment	—	4,800
Non-cash charge to investments	2,766	—
Changes in assets and liabilities:
Accounts receivable, net	14,880	(4,255)
Inventory	(999)	2,701
Prepaid expenses	(1,805)	(219)
Other assets	(3,617)	(1,412)
Accounts payable	6,010	(14,666)
Accrued expenses	(22,747)	37,814
Deferred revenue	(629)	(1,508)
Other long-term liabilities	1,433	3,481

Net cash provided by operating activities	98,361	115,319

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,631)	(10,155)
Proceeds from sale of publications and other assets	3,284	142,583
Acquisitions, net of cash acquired	(137,486)	(431,126)

Net cash used in investing activities	(144,833)	(298,698)

Cash flows from financing activities:
Payment of debt issuance costs	—	(592)
Borrowings under term loans	—	122,872
Borrowings under revolving credit facility	—	99,000
Repayments under term loans	(3,509)	(3,135)
Repayments under revolving credit facility	—	(104,000)
Payment of offering costs	(83)	(1,343)
Issuance of common stock, net of underwriter’s discount	135,849	150,866
Purchase of treasury stock	(417)	—
Payment of dividends	(59,760)	(57,360)

Net cash provided by financing activities	72,080	206,308

Net increase in cash and cash equivalents	25,608	22,929
Cash and cash equivalents at beginning of period	146,638	123,709

Cash and cash equivalents at end of period	$172,246	$146,638

Supplemental disclosures on cash flow information:
Cash interest paid	$26,908	$21,726
Cash income taxes paid	$2,601	$1,389

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended December 25, 2016	Three months ended December 27, 2015	Twelve months ended December 25, 2016	Twelve months ended December 27, 2015
Net income	$14,496	$56,376	$31,641	$67,614
Income tax expense (benefit)	2,375	2,321	(2,319)	3,404
Interest expense	7,366	7,622	29,635	32,057
Depreciation and amortization	17,410	16,451	67,774	67,752
Mastheads impairment	—	4,800	—	4,800

Adjusted EBITDA from continuing operations	41,647	87,570	126,731	175,627
Non-cash compensation and other expense	6,945	18,373	17,175	29,433
Integration and reorganization costs	820	2,832	8,352	8,052
Loss (gain) on sale or disposal of assets	239	(54,458)	3,564	(51,051)

As Adjusted EBITDA	49,651	54,317	155,822	162,061
Interest paid	(6,748)	(4,056)	(26,908)	(21,726)
Net capital expenditures	(2,900)	(3,770)	(10,631)	(10,155)
Pension payments	(479)	53	(2,276)	(1,002)
Cash taxes(1)	(693)	(993)	(2,601)	(1,214)

Free Cash Flow	38,831	45,551	113,406	127,964

Basic weighted average shares outstanding	47,391,972	44,465,646	45,234,369	44,039,415
Diluted weighted average shares outstanding	47,466,939	44,575,187	45,316,907	44,209,114

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended December 25, 2016	Three months ended December 27, 2015	Twelve months ended December 25, 2016	Twelve months ended December 27, 2015
Total revenues from continuing operations	$333,584	$333,649	$1,255,356	$1,195,815
Revenue adjustment for material acquisitions(1)	—	2,114	—	92,341

Same Store Revenues	$333,584	$335,763	$1,255,356	$1,288,156

(1)	Material acquisitions include Halifax, Stephens (less Las Vegas), Columbus, Dolan, and Erie.